RIVERBANK RESOURCES INC.

Registered holder:
Certificate number: 000
Date of issue:
Number:

Incorporated under the laws of the State of Nevada

Share Certificate No. **000**	Type of Stock COMMON	Par Value $0.001	Date of Issuance	No of Shares

RIVERBANK RESOURCES INC.

THIS CERTIFIES THAT [NAME OF SHAREHOLDER]

is the registered holder of • shares of common stock fully paid and non-assessable in the capital of Tao Minerals Ltd., and subject to the Articles and Bylaws of the Company, transferable on the books of the Company by the registered holder in person, or by Attorney duly authorized in writing, upon surrender of the Certificate properly endorsed.

IN WITNESS WHEREOF the Company has caused this Certificate to be signed by its duly authorized officer ____________________________________________ Earl Hope, President

*SEE REVERSE SIDE OF THIS CERTIFICATE FOR RESTRICTIONS*